                      RESEARCH AGREEMENT

       This Agreement is effective February, 1995 ("the EFFECTIVE DATE") by and between Case Western Reserve University, an Ohio non-profit corporation ("UNIVERSITY"), having its principal address at 2040 Adelbert Road, Cleveland, Ohio 44106, and Osiris Therapeutics, Inc. and its wholly-owned subsidiary Osiris Research, Inc., Corporations having offices at 11100 Euclid Avenue, Wearn Building, 4th Floor, Cleveland, Ohio 44106 (herein Individually and collectively referred to as "OSIRIS").

       WHEREAS, on January 1, 1993 OSIRIS and the UNIVERSITY entered into a Technology Transfer and License Agreement (the "LICENSE AGREEMENT") whereby OSIRIS was granted rights to future technology relative to mesenchymal stem cells; and

       WHEREAS, OSIRIS desires to fund certain work to be performed at UNIVERSITY, the rights to which will be granted to OSIRIS under the LICENSE AGREEMENT; and

       WHEREAS, UNIVERSITY desires to receive such funding and recognizes that the rights to the work to be performed hereunder will be granted to OSIRIS under the LICENSE AGREEMENT.

       NOW THEREFORE in consideration of the mutual promises and other good and valuable consideration, the parties agree as follows:


       SECTION 1 - Definitions.

       The terms used in this Agreement have the following meaning:

       1.1 The term "AFFILIATE" as applied to OSIRIS, shall mean any company or other legal entity other than OSIRIS, in whatever country organized, controlling or controlled by OSIRIS. The term "control" means possession, of the power to direct or cause the direction of the management and policies whether through the ownership of voting securities, by contract or otherwise.

       1.2 The term "AGREEMENT YEAR" shall mean the twelve month period beginning on the EFFECTIVE DATE, and each subsequent twelve (12) month period thereafter.

       1.3 The term "FIELD OF RESEARCH" shall mean the identification, isolation, purification, propagation or use of mesenchymal stem cells and/or products derived from or produced by mesenchymal stem cells.

       1.4 The term "INVESTIGATOR" shall mean PRINCIPAL INVESTIGATORS, any other member of the UNIVERSITY professional Staff, graduate student, undergraduate student, or employee of UNIVERSITY who shall perform or shall work on RESEARCH.

       1.5 The term "PRINCIPAL INVESTIGATOR" shall mean any or all of the following: Drs. Arnold l. Caplan, Stephen E. Haynesworth and Victor M. Goldberg.

       1.6 The term "INFORMATION" shall mean any data, formulas, process information or other information produced solely or jointly by at least one INVESTIGATOR which is in, by or through any research funded in whole or in part by OSIRIS pursuant to this Agreement.

       1.7 The term "INVENTION" shall mean any process, use, article of manufacture, composition of matter conceived or first actually or constructively reduced to practice, solely or jointly by at least one INVESTIGATOR which is in, by or through any research funded in whole or in part by OSIRIS pursuant to this Agreement.

       1.8 The term "MATERIAL" shall mean any material or substance which is discovered, produced or derived during the RESEARCH solely or jointly by at least one INVESTIGATOR which is in, by or through any research funded in whole or in part by OSIRIS pursuant to this Agreement.

       1.9 The term "PATENT RIGHT(S)" shall mean any United States patent application, including any division, continuation, or continuation-in-part thereof and any foreign patent application or equivalent corresponding thereto and any Letters Patent or the equivalent thereof issuing thereon or reissue or extension thereof, insofar as it contains one or more claims to an INVENTION, INFORMATION, or MATERIAL.

       1.10 The term "RESEARCH" shall mean research in the FIELD of RESEARCH conducted with respect to the RESEARCH PLAN attached hereto as Appendix A, including a budget that details the equipment, materials and the personnel to be provided by use of the funds to be supplied by OSIRIS to support the research described therein or with respect to any SPECIAL PROJECTS or any other written description of research attached hereto by agreement of the parties pursuant to Paragraph 2.2.

       1.11 The term "RESEARCH PLAN" shall mean the written description of RESEARCH.

       1.12 The term "SPECIAL PROJECTS" shall mean one or more of the research projects selected by OSIRIS from the summary of research projects attached hereto and made a part hereof as Appendix B.

       1.13 The use herein of the plural shall include the singular, and the use of the masculine shall include the feminine.


       SECTION 2- Funding.

       2.1 (A) In consideration of the undertaking of RESEARCH by UNIVERSITY, during the period in which RESEARCH is being conducted:

       (i) subject to Paragraphs 9.1, 9.3 and 9.4, OSIRIS shall make research grants to UNIVERSITY annually for three (3) AGREEMENT YEARS for the support of and to be used for RESEARCH as follows:

                               Agreement        Research
                                  Year        Grant per year
                               ___________    ______________
                                One (1)        $480,000
                                Two (2)        $480,000
                                Three (3)      $480,000

       (ii) each annual grant shall be paid in four equal quarterly payments. The first payment shall be paid within thirty (30) days of the execution of this Agreement by OSIRIS; provided that any monies already provided by OSIRIS to UNIVERSITY for RESEARCH in calendar year 1994 shall be credited against the first payment and/or carried over as a credit against future quarterly payments if the full credit is not fully offset against the first payment;

       (iii) the funding set forth above includes direct expenses and indirect expenses equaling [*CONFIDENTIALITY REQUESTED*] of direct expense as set forth in the RESEARCH PLAN;

       (B) at least sixty (60) days prior to the end of an AGREEMENT YEAR, UNIVERSITY shall submit to OSIRIS for its approval a plan and budget for use of the funding for the following AGREEMENT YEAR, which approval shall not be unreasonably withheld. OSIRIS shall provide such approval or disapproval within thirty (30) days from receipt of UNIVERSITY's plan and budget Such approved plan and budget shall be attached to and made a part hereof.

       (C) within sixty (60) days after the end of an AGREEMENT YEAR, UNIVERSITY shall provide OSIRIS with an accounting of the expenditure of research funds for such

             AGREEMENT YEAR in accordance with UNIVERSITY standard procedures for such accounting.

       (D) Any funds granted under Paragraph 2.1(A) which have not been expended by UNIVERSITY pursuant to Paragraph 3.2(a) within the AGREEMENT YEAR, at the election of OSIRIS, shall be credited toward funding the following AGREEMENT YEAR, or carried forward as a credit against future quarterly payments until all such funds described in Paragraph 2.1(A)(i) have been expended as the parties shall mutually agree.

       2.2 a) During the period during which OSIRIS is funding RESEARCH under this greement, either party may propose in writing additional research not previously described in the RESEARCH PLAN. Each such proposal shall include a description of the additional research proposed and a budget of the costs to be funded by OSIRIS and a schedule of payment of such costs. When and if such proposal is accepted by UNIVERSITY and OSIRIS, it shall be appended hereto as a RESEARCH PLAN and shall be subject to the terms and conditions of this Agreement unless otherwise specified, and the RESEARCH described therein shall commence and additional budgeted amounts shall be paid as set forth in the proposal or as otherwise agreed by the parties in writing.
             b) It is the present intention of OSIRIS to continue funding hereunder for two (2) additional years, at OSIRIS' sole discretion, contingent on inter alia OSIRIS' financial resources and the status of the RESEARCH and other obligations of OSIRIS at the expiration of the initial three (3) year funding period. As a result OSIRIS shall have the right but not the obligation to fund RESEARCH after the expiration of the initial three (3) year funding period (including any credited amounts carried forward and any extension of time necessary to utilize such credits) and in the event

OSIRIS elects to extend the funding as aforesaid OSIRIS will be charged indirect expenses at the standard federal rate charged by the UNIVERSITY.

       2.3 During the period during which OSIRIS is funding RESEARCH under this Agreement, the PRINCIPAL INVESTIGATOR may not seek or accept funding from a commercial sponsor in the FIELD OP RESEARCH without the prior written consent of OSIRIS.

       2.4 OSIRIS has leased equipment for use by UNIVERSITY in the Rushforth Cell Culture Center to conduct the RESEARCH pursuant to a lease agreement with Dominion Ventures, Inc. Under such agreement OSIRIS shall provide up to [*CONFIDENTIALITY REQUESTED*] to fund lease payments for such equipment in each AGREEMENT YEAR. In addition, OSIRIS shall reimburse UNIVERSITY at the end of the lease term for the [*CONFIDENTIALITY REQUESTED*] of such equipment which is purchased by the UNIVERSITY under the purchase option of said lease agreement.


       SECTION 3 - Work of UNIVERSITY.

       3.1 On the EFFECTIVE DATE, OSIRIS shall select four (4) SPECIAL PROJECTS on which UNIVERSITY shall conduct RESEARCH. Each SPECIAL PROJECT shall be supervised by a PRINCIPAL INVESTIGATOR.

       3.2 Beginning on the EFFECTIVE DATE and thereafter unless sooner terminated, UNIVERSITY shall:

       (a) through the PRINCIPAL INVESTIGATORS, conduct RESEARCH on the SPECIAL PROJECTS, and apply the funds paid by OSIRIS pursuant to Paragraph 2.1 or 2.2 to support the xpenses of RESEARCH in accordance with the RESEARCH PLAN and shall use reasonable efforts and diligence consistent with UNIVERSITY's professional standards to achieve the goals set forth in such RESEARCH PLAN.

       (b) promptly and systematically disclose to OSIRIS, INFORMATION, INVENTIONS and MATERIAL, and OSIRIS shall be entitled to use such INFORMATION, INVENTIONS and MATERIAL.

       (c) for the purpose of facilitating disclosure to OSIRIS of INFORMATION, INVENTIONS, and MATERIAL, permit duly authorized employees of or representatives of OSIRIS to visit the PRINCIPAL INVESTIGATORS' laboratories at UNIVERSITY or other UNIVERSITY facilities where RESEARCH is conducted at reasonable times and with reasonable notice;

       (d) promptly advise OSIRIS of any INVENTION and adequate advance notice of the intent to file, filing, allowance and issuance of any PATENT RIGHT; and

       (e)  at OSIRIS' request provide OSIRIS with samples of MATERIALS.

       3.3 UNIVERSITY shall, on a continuing basis, advise OSIRIS of the results of the RESEARCH and at least once every six (6) months provide OSIRIS with a written semi-annual progress report concerning the RESEARCH. In addition, the UNIVERSITY shall provide OSIRIS with a comprehensive annual report, including, mong other things, preliminary conclusions and plans for the next AGREEMENT YEAR. A final written report setting forth in detail the results achieved under and pursuant to the RESEARCH shall be submitted by UNIVERSITY to OSIRIS ithin ninety (90) days of termination of the RESEARCH. Such final report shall include: (i) a complete summary. of the research carried out; and (ii) a scientific assessment by the PRINCIPAL INVESTIGATOR of the RESEARCH.


       SECTION 4- MATERIALS

       4.1 (a) During the period in which OSIRIS holds a license under the LICENSE AGREEMENT, UNIVERSITY and INVESTIGATORS shall not, without OSIRIS' prior written approval, distribute or knowingly allow MATERIALS to be distributed to for-profit entities or persons known to be employed thereby or consulting or performing research therefor. In the event such prior written approval is obtained from OSIRIS any entity or person receiving such MATERIALS shall sign the Material Transfer Agreement attached hereto and made a part hereof as Appendix C prior to receiving such MATERIALS.

            (b) UNIVERSITY and PRINCIPAL INVESTIGATORS shall have the right to transfer MATERIALS to not-for-profit entities or persons known to be affiliated therewith provided that such entities or persons sign the Material Transfer Agreement attached hereto and made a part hereof as Appendix C.

             (c) Prior to any such distribution of any such MATERIAL, UNIVERSITY and OSIRIS shall use reasonable efforts to consider the patentability of such MATERIALS and cooperate to file, where appropriate, PATENT RIGHTS protecting such MATERIALS prior to their distribution.

       4.2 Notwithstanding anything else to the contrary, UNIVERSITY and INVESTIGATOR agree not to publish or disclose to third parties INVENTIONS, MATERIAL or INFORMATION without supplying OSIRIS with a copy of the material to be disclosed or published to third parties at least sixty (60) days prior to submission for publication or disclosure so that OSIRIS may evaluate such material to determine whether the material contains patentable subject matter relating to an INVENTION on which a patent application should be filed or contains OSIRIS Confidential Information as defined in Paragraph 5.1. OSIRIS shall review the material within fifteen (15) days of submission to OSIRIS. At OSIRIS' request, UNIVERSITY initially will delay publication and/or disclosure for an additional thirty (30) days in order to enable the preparation and filing of a patent such patentable subject matter and will cooperate with OSIRIS in deleting from any such publication or disclosure OSIRIS Confidential Information the inclusion of which would contravene Paragraphs 5.1 and 5.2 hereof. Notwithstanding anything to the contrary, UNIVERSITY will not be required to withhold submission of such material for a period which is more than ninety
(90) days after OSIRIS is first provided with the material to be disclosed or published.

       4.3 INVENTIONS, INFORMATION and MATERIAL shall be included in the rights and licenses granted to OSIRIS under the LICENSE AGREEMENT.


       SECTION 5 - Confidentiality.

       5.1 During the term of this Agreement, it is contemplated that each party will disclose to the other proprietary and confidential technology, inventions, technical information, biological materials and the like which are owned or controlled by the party providing such information or which that party is obligated to maintain in confidence and which is designated by the party providing such information as confidential ("Confidential Information"). Each party agrees to use reasonable efforts to retain the other party's Confidential Information in confidence and not to disclose any such Confidential Information to a third party without the prior written consent of the party providing such information and to use the other party's Confidential Information only for the purposes of this Agreement, which obligation shall terminate five (5) years after the expiration or termination of this Agreement.

       5.2 The obligations of confidentiality will not apply to Confidential Information which:

            (i) was known to the receiving party or generally known to the public prior to its disclosure hereunder; or

            (ii) subsequently becomes known to the public by some means other than a breach of this Agreement;

            (iii) is subsequently disclosed to the receiving party by a third party having a lawful right to make such disclosure;

            (iv) is required by law or bona fide legal process to be disclosed, provided that the party required to make the disclosure takes all reasonable steps to restrict and maintain confidentiality of such disclosure and provides reasonable notice to the party providing the Confidential Information; or

            (v)   is approved for release by the parties, or

            (vi) is independently developed by the employees or agents of either party without any knowledge of the Confidential Information provided by the other party.

       5.3 Notwithstanding the foregoing, OSIRIS shall have the right to disclose Confidential Information of UNIVERSITY to a third party who undertakes an obligation of confidentiality and non-use with respect to such information, at least as restrictive as OSIRIS' obligation under this Section 5.


       SECTION 6 PATENTS.

       6.1 (a) Each INVESTIGATOR who shall make an INVENTION, solely or jointly, ("UNIVERSITY INVENTOR") shall promptly advise UNIVERSITY in writing of such INVENTION. Each UNIVERSITY INVENTOR shall assign all of his rights, tide and interest in an INVENTION and PATENT RIGHTS relating thereto to UNIVERSITY. INVENTION's made solely by employees of OSIRIS shall be assigned to OSIRIS and shall be solely owned by OSIRIS. Each employee of OSIRIS who makes an INVENTION jointly with an INVESTIGATOR, shall report such INVENTION to OSIRIS and shall assign all his rights, tide and interest in such INVENTION and PATENT RIGHTS relating thereto to OSIRIS. Rights to INVENTIONS made jointly by one or more

INVESTIGATORS and one or more OSIRIS employees shall be governed by the LICENSE AGREEMENT.
       In the event any INVENTION results from collaboration with personnel who are not affiliated with either UNIVERSITY or OSIRIS ("Unaffiliated Collaborator(s)"), UNIVERSITY shall attempt to obtain the relevant rights from the institution of such Unaffiliated Collaborators and include same in the aforesaid rights granted t6 OSIRIS under the LICENSE AGREEMENT.

       (b) UNIVERSITY shall promptly advise OSIRIS in writing of each INVENTION disclosed to UNIVERSITY. The titles, serial numbers and other identifying data of patent applications claiming an INVENTION filed after the EFFECTIVE DATE shall become Developed Patent Rights as defined in the LICENSE AGREEMENT.
       OSIRIS shall have the right at its cost and expense to file, prosecute and maintain patent applications and patents directed to INVENTIONS through patent counsel selected by OSIRIS who shall consult with and keep UNIVERSITY advised with respect thereto.

       6.2 With respect to any PATENT RIGHTS, each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent issuing from such application shall be provided to UNIVERSITY sufficiently prior to the filing of such application, response or request to allow for review and comment by UNIVERSITY.


       SECTION 7 - Warranties.

       7.1 Each of UNIVERSITY and OSIRIS warrants and represents to the other that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment which would inhibit its ability to perform the terms and conditions imposed on it by this Agreement.

       7.2 UNIVERSITY warrants and represents that it has not licensed or assigned any right or interest in or to INVENTIONS and PATENT RIGHTS to any third party; it has the right to grant the rights granted hereunder; that the granting of such rights does not require the consent of a third party; that there are and will be no outstanding agreements, assignments or encumbrances inconsistent with the provisions of this Agreement, and that all INVESTIGATORS performing RESEARCH will be obligated to assign to UNIVERSITY, the ownership of INVENTIONS and corresponding PATENT RIGHTS.


         SECTION 8 - Assignment; Successors.

       8.1 This Agreement shall not be assignable by either of the parties without the prior written consent of the other party (which consent shall not be unreasonably withheld), except that OSIRIS without the consent of UNIVERSITY may assign this Agreement to an AFFILIATE or to a successor in interest or transferee of all or substantially all of the portion of the business to which this Agreement relates.

       8.2 Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of said successors in interest and assigns of OSIRIS and UNIVERSITY. Any such successor or assignee of a party's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by said party and such Assignment shall not relieve the Assignor of any of its obligations under this Agreement.


       SECTION 9- Termination.

       9.1 Except as otherwise specifically provided herein and unless sooner terminated as provided herein shall remain in full force and effect for three
(3) years; provided however, that all
rights under this Agreement which become covered under the LICENSE AGREEMENT shall continue under the terms of that agreement.

       9.2 Upon material breach of any material provisions of this Agreement by either party to this Agreement, in the event the breach is not cured within sixty (60) days after written notice to the breaching party by the other party, in addition to any other remedy it may have, the other party at its sole option may terminate this Agreement, provided that such other party is not then in breach of this Agreement.

       9.3 In the event of an adverse material event involving the financial condition of OSIRIS, OSIRIS may terminate funding of RESEARCH under Paragraph
2.1 of this Agreement at any time on or after the first anniversary thereof by giving UNIVERSITY three (3) months prior written notice of OSIRIS' election to terminate, ensuring that for the AGREEMENT YEAR in which the termination occurs financial commitments made to students or other associates performing RESEARCH are either fulfilled or phased out gradually.

       9.4 In the event a PRINCIPAL INVESTIGATOR conducting RESEARCH is no longer available or able to continue direction of RESEARCH, UNIVERSITY shall promptly notify OSIRIS and may nominate a replacement satisfactory to OSIRIS; if UNIVERSITY does not nominate a replacement within thirty (30) days or if that replacement is unsatisfactory to OSIRIS, OSIRIS may initiate orderly termination of funding of RESEARCH conducted by such PRINCIPAL INVESTIGATOR.

       9.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

       9.6 The termination of this Agreement for any reason including but not limited to termination as a result of breach shall have no effect on the LICENSE AGREEMENT.

       9.7 The obligations of Sections 5 and 6 of this Agreement shall survive any termination of this Agreement.


       SECTION 10- General Provisions.

       10.1 The relationship between UNIVERSITY and OSIRIS is that of independent contractors. UNIVERSITY shall have no power to bind or obligate OSIRIS in any manner. Likewise, OSIRIS shall have no power to bind or obligate UNIVERSITY in any manner.

       10.2 This Agreement sets-forth the entire agreement and understanding between the parties as to the subject matter thereof and supersedes all prior agreements in this respect. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

       10.3 This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without reference to its choice of law principles.

       10.4 The headings in this Agreement have been inserted for the convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

       10.5 Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a party's right to the future enforcement of its rights under this Agreement, excepting only as to an expressed written and signed waiver as to a particular matter for a particular period of time.

       10.6 Notices. Any notices given pursuant to this Agreement shall be in writing and shall be deemed to have been given and delivered upon the earlier of (i) when received at the address set forth below, or (ii) three (3) business days after mailed by certified or registered mall postage prepaid and properly addressed, with return receipt requested, or (iii) on the day when sent by facsimile as confirmed by certified or registered mall. Notices shall be delivered to the respective parties as indicated:


         To OSIRIS:          Osiris Therapeutics, Inc.
                             11100 Euclid Avenue
                             Wearn Building, 4th Floor
                             Cleveland, Ohio 44106
                             Attn:     CEO

         Copy to:            Carella, Byrne, Bain, Gilfillan,
                             Cecehi, Stewart & Olstein
                             6 Becker Farm Road
                             Roseland, New Jersey 07068
                             Fax no.(201)994-1744
                             Attn: Elliot M. Olstein, Esq.

         To UNIVERSITY       Dean of Graduate Studies and Research
                             Case Western Reserve University
                             2040 Adelbert Road
                             Cleveland, Ohio 44106

       10.7 OSIRIS shall not use the name of the UNIVERSITY or of any UNIVERSITY staff member, employee or student or any adaptation thereof in any advertising, promotional or sales literature with respect to a product without the prior written approval of UNIVERSITY.
       Except that OSIRIS shall be permitted to use the name of the UNIVERSITY or any UNIVERSITY staff member, employee or student for the following:

       (i)   as required to obtain regulatory approval for product:

       (ii)  as required by law or bona fide legal process; and

       (iii) in connection with a financing or offering of securities.

       (iv) in connection with reports or discussions with shareholders, prospective investors and potential corporate partners.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

OSIRIS THERAPEUTICS, INC               CASE WESTERN RESERVE UNIVERSITY

By: _/s/ James S. Burns______          By: _/s/ Thomas H. Moss_______________

Name: James S. Burns                   Name: Thomas H. Moss

Title: President & CEO                 Title: Dean Graduate Studies and Research

       We, Drs. Arnold l. Caplan, Stephan E. Haynesworth and Victor M. Goldberg, named as PRINCIPAL INVESTIGATORS in this Agreement, attest that we have read this Agreement in its entirety; and that we consent to and agree to be bound by the terms herein.

PRINCIPAL INVESTIGATORS

By: _/s/ Arnold I. Caplan______
         Arnold I. Caplan

By: _/s/ Stephen E. Haynesworth_
         Stephen E. Haynesworth

By: _/s/ Victor M. Goldberg_____
         Victor M. Goldberg

                           APPENDIX A
                 [*CONFIDENTIALITY REQUESTED*]

                          APPENDIX B
                      SPECIAL PROJECTS
                    OSIRIS THERAPEUTICS, INC
                CWRU/UH Founders  Cleveland, Ohio

               ORI-FUNDED MSC RESEARCH PROJECTS
                          1994-1997



                [*CONFIDENTIALITY REQUESTED*]

                          APPENDIX C

                   MATERIALS TRANSFER AGREEMENT


       Agreement dated ____________________ by and among (the "Institution"), _____________________(the "Investigator") and _________________________________
University ("__________") with respect to samples of a

       In consideration of the receipt from ________ by the Institution and the Investigator of the samples, the Institution and the Investigator agree to the following conditions:

l. These samples, their progeny and derivatives hereof (the "Materials") remain the property of ______

2. The Investigator will use the Materials solely for academic noncommercial research conducted by the Investigator at the Institution for a research program described in Exhibit A hereto (the "Research Program"). Neither the Investigator nor the Institution will use the results of the Research Program, including inventions, directly or indirectly for profit-making purposes without the consent of

3. The Investigator and the Institution understand that ________ has applied for a patent on the and derivatives thereof.

4. The Investigator will not give access to the Materials to any party not connected with the Research Program without written permission from _____

5. The Investigator and the Institution accept the Materials with the knowledge that they are provided without warranty of merchantability of fitness for a particular purpose or any other warranty, express or implied. The Institution agrees to defend and indemnify and hold harmless _______ and its employees and agents from all claims and damages (including legal fees) arising from the use, storage, handling, or disposal of the Materials by the Institution and/or the Investigator.


INSTITUTION:                     INVESTIGATOR:

BY:________________              ______________________


__________UNIVERSITY

BY:______________